Exhibit (h)(5)(vi)

AMENDMENT NO. 4

SECOND AMENDED AND RESTATED RETIREMENT PLAN PARTICIPATION AGREEMENT

Amendment No. 4, dated as of February 1, 2021 (“Amendment No. 4”), to the Second Amended and Restated Retirement Plan Participation Agreement, dated as of April 26, 2012 (“Agreement”), by and among EQ Advisors Trust (“Trust”), Equitable Financial Life Insurance Company (formerly, AXA Equitable Life Insurance Company), Equitable 401(K) Plan (formerly, AXA Equitable 401(K) Plan) and Equitable Distributors (formerly, AXA Distributors, LLC) (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement to reflect the name change of AXA Distributors, LLC, AXA Equitable Life Insurance Company and AXA Equitable 401(K) Plan and remove Portfolios listed in Schedule A (as reflected in Section 2 below).

The Parties hereby agree to amend the Agreement as follows:

1.

Effective July 16, 2020, all references in the Agreement to AXA Distributors, LLC, AXA Equitable Life Insurance Company and AXA Equitable 401(K) Plan, are hereby deleted and replaced with Equitable Distributors, LLC, Equitable Financial Life Insurance Company and Equitable 401(K) Plan, respectively.

2.	Removed Portfolios. All references to the AXA/AB Small Cap Growth Portfolio and EQ/MFS International Growth Portfolio are hereby deleted from the Agreement.

3.

Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust participating on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

EQ ADVISORS TRUST		EQUITABLE 401(K) PLAN

		By:	Investment Committee established by the employee benefit plans sponsored by Equitable Financial Life Insurance Company, as Plan Fiduciary
By:	/s/ Kenneth Kozlowski
Name: Title:	Kenneth Kozlowski Senior Vice President and Chief Investment Officer

		By:	/s/ Glen Gardner
		Name:	Glen Gardner
		Title:	Chairman of Investment
Committee for Benefit Plans

EQUITABLE DISTRIBUTORS, LLC		EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Nicholas Lane	By:	/s/ Glen Gardner
Name:	Nicholas Lane	Name:	Glen Gardner
Title:	Chairman, Chief Executive Officer and President	Title:	Managing Director

SCHEDULE A

EQUITABLE 401(K) PLAN PARTICIPATION AGREEMENT

DESIGNATED PORTFOLIO AND CLASS

Portfolio

1290 VT GAMCO Small Company Value Portfolio	Class K